Exhibit 99.1
8 August 2014
KENNEDY WILSON EUROPE REAL ESTATE PLC
TOTAL VOTING RIGHTS
Further to the announcement made by Kennedy Wilson Europe Real Estate Plc ("KWERE" or the "Company") on 7 August 2014, a LSE listed company that invests in real estate and real estate loans in Europe (LSE: KWE), the Company announces that on 7 August 2014 it issued 116,208 new ordinary shares of no par value in the capital of the Company ("New Shares") to KW Investment Management Ltd. (the "Investment Manager") as part payment of the management fee due to it for the quarter ended 30 June 2014 (pursuant to the terms of the investment management agreement dated 25 February 2014 and entered into between the Investment Manager and the Company).
Application has been made to the Financial Conduct Authority ("FCA") for the New Shares to be admitted to listing on the premium segment of the Official List of the FCA and to the London Stock Exchange plc (the "LSE") for the New Shares to be admitted to trading on the LSE's main market for listed securities ("Admission"). It is expected that Admission will take place on or around 12 August 2014.
As at 8 August 2014, the Company's share capital consists of a total of 100,225,215 ordinary shares of no par value (the "Ordinary Shares"), with each such Ordinary Share carrying the right to one vote. The Company does not hold any Ordinary Shares in treasury. The total number of voting rights in KWE is therefore 100,225,215. The above figure (100,225,215) may be used by shareholders of the Company as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change in their interest in, the share capital of the Company under the FCA's Disclosure and Transparency Rules.
For further information, please contact:
Administrator and Company Secretary to the Company
Crestbridge Fund Administrators Limited         +44 (0) 1534 835 600
Paul Perris/Ben Durbano

FTI Consulting - financial public relations
Richard Sunderland/ Nick Taylor/ Dido Laurimore: +44 (0)203 727 1000
kennedywilson@fticonsulting.com